------------------------------
                                  OMB APPROVAL
                         ------------------------------
                              OMB Number: 3235-0287
                            Expires: January 31, 2005
                            Estimated average burden
                         hours per response.........0.5
                         ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

de Neufville                         John                  P.
--------------------------------------------------------------------------------
(Last)                             (First)              (Middle)

P.O. Box 5359
--------------------------------------------------------------------------------
(Street)

North Branch                          NJ                 08876
--------------------------------------------------------------------------------
(City)                             (State)               (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Elite Pharmaceuticals, Inc. - ELI
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year


--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

02/03/2003
--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     --------------------------------------------------------------------
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                        5.
                                                                                        Amount of      6.
                                                          4.                            Securities     Owner-
                                                          Securities Acquired (A) or    Beneficially   ship
                               2A.         3.             Disposed of (D)               Owned          Form:      7.
                    2.         Deemed      Transaction    (Instr. 3, 4 and 5)           Following      Direct     Nature of
                    Trans-     Execution   Code           ----------------------------  Reported       (D) or     Indirect
1.                  action     Date, if    (Instr. 8)                     (A)           Transaction(s) Indirect   Beneficial
Title of Security   Date       any         ------------                   or            (Instr. 3 &    (I)        Ownership
(Instr. 3)          (mm/dd/yy) (mm/dd/yy)  Code     V      Amount         (D)   Price   Instr.4)       (Instr.4)  (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================




                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option       5.00  01-31-03             A         1     0      12-11-03 *    Common Stock 10,000   **      55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Option       5.00  01-31-03             A         1     0      12-11-04 *    Common Stock 10,000   **      55,000    D
------------------------------------------------------------------------------------------------------------------------------------
Option       5.00  01-31-03             A         1     0      12-11-05 *    Common Stock 10,000   **      55,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* These options shall expire at the earlier to occur of: (i) a date ten years from the Transaction Date, (ii) a date one year after the Reporting Person ceases to be a director, consultant or advisor to Elite, or (iii) sale of shares pursuant to exercise of the option.

** The options were granted to the Reporting Person in his capacity as a director of the Issuer. The option document recites that the options were granted in consideration for services rendered to the Issuer as a director. No specific value was assigned by the Issuer to such services.


  /s/ John P. de Neufville                                  04/15/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                          Page 2